EXHIBIT 99.01

FOR IMMEDIATE RELEASE	November 24, 2008

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Herbert F. Imhoff, Jr. Chief Executive Officer and President Phone (630) 954-0495 Fax (630) 954-0592 E-mail invest@genp.com

General Employment Reports Fourth Quarter and Fiscal 2008 Results

OAKBROOK TERRACE, IL – General Employment Enterprises, Inc. (NYSE Alternext: JOB) reported consolidated net revenues for the quarter ended September 30, 2008 of $3,760,000, a 25% decrease compared with consolidated net revenues of $5,022,000 reported for the same period last year.

Placement service revenues for the quarter were $1,949,000, down from $2,829,000 for the same period last year. Contract service revenues of $1,811,000 decreased from $2,193,000 last year.

The Company reported a net loss for the quarter of $474,000, or $.09 per diluted share, compared with net income of $344,000, or $.06 per diluted share, for the same period last year.

Commenting on the Company’s performance for the quarter, Herbert F. Imhoff, Jr., board chairman and CEO, said, “Our fourth quarter results were adversely affected by the turmoil in the U.S. financial markets and deteriorating employment conditions. Clients became increasingly cautious about hiring, and consolidated net revenues declined 25% from the fourth quarter of last year.”

Mr. Imhoff added, “On a positive note, our revenues improved by 4% and the net loss narrowed, compared with this year’s third quarter.”

Fiscal Year Results

For the fiscal year ended September 30, 2008, the Company had a net loss of $1,806,000, or $.35 per diluted share, compared with net income of $914,000, or $.17 per diluted share, for the same period last year. Consolidated net revenues for the fiscal year were $15,235,000, a 23% decrease compared with $19,690,000 last year.

Business Information

General Employment provides professional staffing services through a network of 17 branch offices located in nine states, and specializes in information technology, accounting and engineering placements.

The Company’s business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company’s business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company’s future performance include, but are not limited to, general business conditions, the demand for the Company’s services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company’s business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.

GENERAL EMPLOYMENT ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Per Share)

	Three Months Ended September 30		Year Ended September 30
	2008	2007	2008	2007

Net revenues:
Contract services	$1,811	$2,193	$7,476	$8,448
Placement services	1,949	2,829	7,759	11,242
Net revenues	3,760	5,022	15,235	19,690

Operating expenses:
Cost of contract services	1,221	1,417	5,037	5,641
Selling, general
and administrative	2,986	3,337	12,041	13,436
Total operating expenses	4,207	4,754	17,078	19,077

Income (loss)from operations	(447)	268	(1,843)	613
Investment income (loss)	(27)	76	37	301

Net income (loss)(1)	$(474)	$344	$(1,806)	$914

Average number of shares:
Basic	5,165	5,153	5,163	5,150
Diluted	5,165	5,336	5,163	5,368

Net income (loss)per share:
Basic	$(.09)	$.07	$(.35)	$.18
Diluted	$(.09)	$.06	$(.35)	$.17

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(1) There were no credits for income taxes as a result of the pretax losses in the 2008 periods, because there was not sufficient assurance that future tax benefits would be realized. There were no provisions for income taxes in the 2007 periods, because of the availability of losses carried forward from prior years.

GENERAL EMPLOYMENT ENTERPRISES, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
(In Thousands)

	September 30	September 30
	2008	2007

Assets:
Cash and cash equivalents	$4,165	$6,344
Other current assets	1,627	2,167

Total current assets	5,792	8,511
Property and equipment, net	791	929
Other assets	419	436

Total assets	$7,002	$9,876

Liabilities and shareholders’ equity:
Current liabilities	$1,507	$2,116
Other liabilities	419	436
Shareholders’ equity (2)	5,076	7,324

Total liabilities and shareholders’ equity	$7,002	$9,876

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 (2) During the year ended September 30, 2008, the board of directors declared a cash dividend in the amount of $.10 per common share, resulting in a $517,000 charge to retained earnings.